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EXHIBIT 99A5

COMBINED STATEMENTS OF                  U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)
                                                  Nine Months Ended
                                                    September 30,
In millions                                         1997     1996
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
OPERATING ACTIVITIES
 Net income                                       $ 1,007  $   938
 Adjustments to net income:
  Depreciation and amortization                     1,591    1,580
  Gains on sales of rural telephone exchanges         (77)     (51)
  Cumulative effect of change in accounting
   principle                                            -      (34)
  Deferred income taxes and amortization
   of investment tax credits                           (4)     (11)
 Changes in operating assets and liabilities:
  Restructuring payments                              (55)    (114)
  Postretirement medical and life costs,
   net of cash fundings                                11      (28)
  Accounts receivable                                  35       24
  Inventories, supplies and other                     (69)     (14)
  Accounts payable and accrued liabilities            332       72
 Other - net                                          121       (5)
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Cash provided by operating activities               2,892    2,357
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment    (1,307)  (1,891)
 Purchase of PCS wireless licenses                    (51)       -
 Proceeds from sales of rural telephone exchanges      51      130
 Proceeds from (payments on) disposals of
   property, plant, and equipment                      21       (1)
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Cash (used for) investing activities               (1,286)  (1,762)
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FINANCING ACTIVITIES
 Net (repayments of) proceeds from
   short-term debt                                   (397)     195
 Proceeds from issuance of long-term debt               -       16
 Repayments of long-term debt                        (410)    (278)
 Dividends paid on common stock                      (733)    (703)
 Proceeds from issuance of common stock                50      109
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Cash (used for) financing activities               (1,490)    (661)
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CASH AND CASH EQUIVALENTS
 Increase (decrease)                                  116      (66)
 Beginning balance                                     80      172
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Ending balance                                    $   196  $   106
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